Goldcorp shareholders:

Your investment is in danger.

If you approve the Wheaton River transaction:

•	You can lose the Pure Gold valuation of your shares.

Pure Gold companies like Goldcorp and Glamis trade at an average of 24.7 times estimated 2005 cash flow per share; a copper/gold producer like Wheaton River trades at just 11.8 times.(*)

•	You can lose your dividends.

“We are not big believers in dividends from precious metals companies. .... We think it’s a waste of money.”

Ian Telfer, CEO, Wheaton River Minerals,
Bloomberg News August 9, 2004

•	You can lose the premium from the Glamis offer — currently reflected in your share price.

Glamis is offering a 22.6% premium to the Goldcorp share price before the announcement.(**) Even Ian Telfer said that the Glamis offer was “a higher bid” for your shares in the Toronto Star, January 5, 2005.

Vote NO on the
Wheaton River transaction.
Use the BLUE proxy.
Vote today.

For your vote to count, your Blue proxy must be
received by 9:00 am ET, February 7, 2005

For further information on
voting your proxy please call:
Georgeson Shareholder Communications
1-877-288-7946

Glamis Gold Ltd.

www.glamis.com

Gold is money.
Copper is change.

DEPOSIT YOUR GOLDCORP SHARES TO THE GLAMIS OFFER

The Glamis offer is scheduled to expire at 9:00 pm, Toronto time, on February 14, 2005. It is conditional on, among other things, Goldcorp shareholders not approving the resolution authorizing the issuance of additional shares of Goldcorp in connection with the Wheaton transaction and the deposit to the Glamis offer of a minimum of 66 2/3% of the outstanding shares of Goldcorp on a fully diluted basis. For more information, please see the take-over bid circular, the dissident proxy circular and supplement of Glamis at www.sedar.com.

The statements made herein are both historical and forward-looking in nature. The forward-looking statements involve risks and uncertainties and constitute management’s current estimates. These estimates may change as new information is received. Actual results may vary from these estimates. Notice to United States Investors: This advertisement does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Glamis has filed with the US Securities and Exchange Commission a Registration Statement on SEC Form F-10 and has mailed to Goldcorp shareholders the take-over bid circular and the dissident proxy circular together with any related documents. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Glamis are available free of charge from Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502, or by phone at (775) 827-4600.

(*) BMO Nesbitt Burns research. January 10, 2005
(**)Based on the volume-weighted average trading price of the Glamis and Goldcorp shares on the NYSE for the 30 trading days ended December 15, the day before Glamis’ announcement of its intention to make the Offer.